UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): May 23, 2018 (May 22, 2018)

Comstock Holding Companies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-32375	20-1164345
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1886 METRO CENTER DRIVE, FOURTH FLOOR

RESTON, VIRGINIA 20190

(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (703) 883-1700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Partial Equity Conversion of a Loan from Comstock Growth Fund, L.C. to Comstock Holding Companies, Inc.

On October 17, 2014, Comstock Holding Companies, Inc. (the “Company”) entered into a promissory note with Comstock Growth Fund, L.C. (“CGF”), which was amended and restated on December 18, 2014, whereby CGF made a loan to the Company with a maximum amount available for borrowing of up to $25 million with an original three-year term with an interest rate of ten percent (10%) (the “A&R CGF Note”). The A&R CGF Note was amended on April 16, 2018 to extend the term for up to two years (the “Second A&R CGF Note”). The outstanding principal balance of the Second A&R CGF Note is $13,101,750.

On May 22, 2018, the Company and members of CGF entered into the Second Amended and Restated Operating Agreement and an amendment to the same (as amended, the “Second OA”), to modify certain terms and provisions governing CGF, including the creation of Class A members and Class B members. Pursuant to the Second OA, Comstock Development Services, LC (“CDS”), an entity wholly-owned by Christopher Clemente, the Chief Executive Officer of the Company, elected to (i) receive 300,024 shares of the Company’s Class A Common Stock, in lieu of receiving annual interest payments due under the Second A&R CGF Note (ii) convert its capital account balance in CGF to a preferred equity position as a Class B member, (ii) reduce the principal balance of the Second A&R CGF Note by $8,100,000 to $5,001,750.00, and (iv) grant Class A members a priority cash distribution of payments received by CGF from the Company

Concurrent with the entry into the Second OA, the Company amended and restated the Second A&R CGF Note (the “Third A&R CGF Note”) to reduce the principal balance of the note to $5,001,750.00, as described above, with payments of interest only at an interest rate of ten percent (10%), consistent with its original terms. The Company was also granted an option to extend the maturity date of the Third A&R CGF Note to April 16, 2020 upon payment by the Company to CGF of an extension fee equal to one half of one percent of the then outstanding balance of the Third A&R CGF Note.

On May 23, 2018, the Company entered into a Membership Interest Exchange and Subscription Agreement with CDS and CGF (the “Share Exchange Agreement”) pursuant to which CDS exchanged 98.765% of the newly created Class B membership interests in CGF, valued at $8,000,000 (the “CGF Class B Interest”) for 1,600,000 shares of the Company’s Series C Non-Convertible Preferred Stock, par value $0.01 per share and a stated value of $5.00 per share (the “Series C Preferred Stock”). The CGF Class B Interest acquired by the Company as part of the Share Exchange Agreement was retired as part of the transaction.

Equity Conversion of a Loan from Comstock Growth Fund II, L.C. to Comstock Holding Companies, Inc.

On May 23, 2018, the Company entered into a Note Exchange and Subscription Agreement (the “Note Exchange Agreement”) with Comstock Growth Fund II, L.C. (“CGF II”) pursuant to which the Revolving Line of Credit Promissory Note dated December 29, 2015 (as amended or otherwise modified, the “CGF II Note”) with a maximum amount available for borrowing of up to $10,000,000 issued by the Company CGF II was exchanged for 738,389 shares of the Company’s Series C Preferred Stock. The number of shares of Series C Preferred Stock received by CGF II in exchange for the CGF II Note represented the principal amount outstanding plus all accrued but unpaid interest under the CGF II Note as of March 31, 2018, which was $3,691,948. The CGF II Note was cancelled in its entirety as of the effective date of the Note Exchange Agreement.

The foregoing description of the material terms of the Third A&R CGF Note, the Second OA, as amended, the Share Exchange Agreement and the Note Exchange Agreement are qualified in their entirety by reference to the full text of the form of the documents, which will be filed as exhibits to the Company’s Form 10-Q for the quarter ending June 30, 2018.

As a result of the equity conversions described above, the Company’s stockholder’s equity as disclosed in the consolidated balance sheet in Form 10-Q for the period ended March 31, 2018 of $2.1 million, increased to greater than $10.0 million on the date of the above conversions.

Item 1.02	Termination of a Material Definitive Agreement.

The information provided in Item 1.01 is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in response to Item 1.01 of this Form 8-K is incorporated by reference in response to this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities.

The information provided in Item 1.01 with respect to the issuance of the shares of the Class A Common Stock of the Company pursuant to the Second OA and the shares of the Series C Preferred Stock pursuant to the Share Exchange Agreement and the Note Exchange Agreement is incorporated herein by reference. The shares of Class A Common Stock and Series C Preferred Stock were issued in reliance on an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 23, 2018

COMSTOCK HOLDING COMPANIES, INC.

By:	/s/ Christopher Clemente
Christopher Clemente, Chief Executive Officer